Exhibit 99.2

Kohl’s Corporation Announces Pricing for its Cash Tender Offer

Menomonee Falls, Wis., July 14, 2015 /PRNewswire/ — Kohl’s Corporation (NYSE: KSS) announced today the reference yield and total consideration for each series of notes and debentures subject to its previously announced cash tender offer (the “Tender Offer”) for up to a combined aggregate principal amount of $767,038,000 (the “Maximum Amount”) of its 7.250% Debentures due 2029, 6.875% Notes due 2037, 6.000% Debentures due 2033, and 6.250% Notes due 2017 (collectively, the “Notes”). The increase in the Maximum Amount that may be accepted in the Tender Offer was previously announced by separate release earlier today.

The Tender Offer is being made pursuant to, and subject to the terms and conditions in, an Offer to Purchase, dated June 29, 2015, as amended by the increase in the Maximum Amount (the “Offer to Purchase”), which sets forth a description of the terms of the Tender Offer.

The reference yields for the Tender Offer were determined at 4:00 p.m., Eastern Time, today. The consideration to be paid in the Tender Offer for each series of Notes is based on the applicable reference yield plus a fixed spread, as set forth in the table below. Holders who validly tendered and did not validly withdraw Notes at or prior to the Early Tender Deadline (as defined below) that are accepted for purchase will receive the total consideration, which includes an early tender premium of $30.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Tender Premium”). As Kohl’s intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the Maximum Amount of Notes tendered at or prior to the Early Tender Deadline, further tenders of Notes prior to the Expiration Time will not be accepted for purchase. Holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on their purchased Notes from, and including, the last interest payment date for such Notes to, but excluding, the applicable settlement date.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page(1)	Fixed Spread (basis points)	Reference Yield	Total Consideration (1)(2)
7.250% Debentures due 2029	500255AF1	$200,000,000	1	2.125% U.S. Treasury due May 15, 2025	PX 1	240	2.403%	$1,245.65
6.875% Notes due 2037	500255AQ7	$350,000,000	2	2.500% U.S. Treasury due February 15, 2045	PX 1	193	3.221%	$1,227.56
6.000% Debentures due 2033	500255AN4	$300,000,000	3	2.500% U.S. Treasury due February 15, 2045	PX 1	185	3.221%	$1,106.91
6.250% Notes due 2017	500255AP9	$650,000,000	4	1.000% U.S. Treasury due December 15, 2017	PX 5	35	0.823%	$1,120.34

(1)	Per $1,000 principal amount of Notes. Includes the Early Tender Premium.
(2)	In addition, holders will receive accrued and unpaid interest to the settlement date.

The Tender Offer will expire at 11:59 p.m., Eastern Time, on July 27, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Time”). Holders of Notes must have validly tendered and not validly withdrawn their Notes at or before 5:00 p.m., Eastern Time, on July 13, 2015 (the “Early Tender Deadline”) to be eligible to receive the Early Tender Premium for their tendered Notes. After such time, the Notes may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law. Assuming the Tender Offer is not extended and the conditions to the Tender Offer are satisfied or waived, Kohl’s expects that settlement for Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline and accepted for purchase will be on July 17, 2015.

The obligation of Kohl’s to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions of the Tender Offer” including, among other things, Kohl’s having raised net proceeds through one or more new debt securities transactions, on terms satisfactory to Kohl’s, sufficient to purchase the principal amount of the Notes validly tendered (and not validly withdrawn) and accepted for purchase by Kohl’s in the Tender Offer, in accordance with the terms of the financing condition more fully described in the Offer to Purchase.

This press release is neither an offer to purchase nor a solicitation of an acceptance of securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are serving as Lead Dealer Managers for the Tender Offer. U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are serving as Co-Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-0215 (collect) or to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others toll free at (800) 499-8541 or at the following email: kohls@dfking.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl’s intends forward-looking terminology such as “believes,” “expects,” “may,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K and other factors as may periodically be described in Kohl’s filings with the SEC.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading specialty department store with 1,164 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $274 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl’s Cares, LLC, a wholly-owned subsidiary of Kohl’s Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Contacts

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Bevin Bailis, SVP, PR and Communications, (262) 703-1464